Verbal Agreement

Date: October 24th, 2016

The director and sole officer of  Beliss Corp. Ajay Rajendran confirms in this verbal agreement to grant a loan to Beliss Corp. if company needs funds for its operation and payment of liabilities in the amount of sixty thousand (60,000) US dollars. The loan amount has no interest and should be considered unsafe without a maturity date.

Authorized signatures of Beliss Corp. and Ajay Rajendran:

__/s/ Ajay Rajendran_____________________